Exhibit 99.1
Cornell Companies, Inc.

AT THE COMPANY:
Christine Parker — Director, Investor Relations
(713) 623-0790

Cornell Companies Reports First Quarter 2007 Results

Houston, TX (May 8, 2007) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three months ended March 31, 2007.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “We have started 2007 by meeting our earnings expectations for the first quarter.  At the same time, we have also embarked upon several projects that both improve the company’s risk profile and position it for growth in future years.  These projects include expansions at our D. Ray James Prison and Big Spring Correctional Center, the recently-announced acquisition of the Correctional Facility at Brush, Colorado, and a new contract with the Arizona Department of Corrections announced last week.  We believe that 2007 will be another productive year, building upon the successes we achieved in 2006.”

First Quarter Summary (in thousands, except per share data)

	Three Months Ended
As Reported	3/31/2007	3/31/2006
Revenue from operations	$89,644	$83,847
Income from operations	7,835	7,209
Net loss from discontinued operations	—	(526)
Net income	664	684
EPS — diluted	$0.05	$0.05
Diluted shares outstanding used in per share computation	14,246	13,953

First Quarter Results

For the quarter ended March 31, 2007, the company reported net income of $0.7 million, or $0.05 per diluted share, compared with net income of $0.7 million, or $0.05 per diluted share, in the same period last year.  Net income in the 2007 period included approximately $3.1 million in pre-tax costs (or $0.12 per diluted share, after taxes) associated with the merger agreement with Veritas Capital that was terminated during the first quarter.  Net income in the prior-year period was affected by pre-opening and start-up costs (net of start-up revenues) for new facilities totaling $1.6 million (or $0.11 per diluted share), as well as $0.5 million (or $0.04 per diluted share) in net losses from discontinued operations.  2006 results also included pre-tax capitalized interest of $1.5 million (or $0.06 per diluted share, after taxes, compared to zero in the current year) and the pre-tax impact (net of receipts tax) of approximately $2.4 million (or $0.10 per diluted share, after taxes) associated with revenue recognized from the true-up calculation required by the guaranteed population contract at the Regional Correctional Center.

Revenues increased 6.9 percent to $89.6 million for the first quarter of 2007 from $83.8 million in the 2006 period.  Much of the increase was attributable to programs opened during 2006, including Moshannon Valley Correctional Center and Cornell Abraxas Academy.  In addition, strength at core programs, including D. Ray James Prison and the Leadership Development Program, further contributed to the revenue increase.  These increases were offset, in part, by lower revenue at Great Plains Correctional Facility, whose population declined during the quarter in anticipation of facility closure in April, and at Alexander Youth Services Center, where our management contract ended in January 2007.  2006 revenues included $2.6 million in revenues associated with the true-up calculation at the Regional Correctional Center.  Average contract occupancy levels were 100.3 percent in residential facilities compared with 97.9 percent in last year’s first quarter.

The company reported income from operations of $7.8 million for the first quarter of 2007 compared with income of $7.2 million in the same quarter of 2006.  The net increase in the 2007 quarter was due primarily to the previously mentioned facilities, partially offset by approximately $3.1 million in pre-tax costs associated with the terminated Veritas merger.  2006 income from operations included $2.7 million in net start-up costs, offset in part by $2.4 million in contract true-up revenues (net of receipts tax) recognized at the Regional Correctional Center.

Earnings Outlook for Second Quarter and Full Year 2007

Management expects second quarter 2007 earnings to range from $0.17 to $0.21 per share.  For the full year, management reaffirms its previously announced guidance of $0.80 to $0.86 earnings per share.  2007 earnings estimates do not reflect the company’s recent announcement of a contract award from the Arizona Department of Corrections.  Management intends to update guidance to incorporate this contract once an activation schedule has been established with the customer.  In addition, the guidance assumes a neutral earnings impact from the acquisition of the Correctional Facility at Brush, Colorado during the current year.  This guidance reflects an annual effective tax rate of approximately 42.2 percent.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11 a.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the company’s web site, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11088887. The replay will be available through Tuesday, May 15, 2007 by phone and through Thursday, June 7, 2007 on the website. This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations — Press Releases.”

Statements in this press release regarding the company’s expected future earnings, risk profile, growth opportunities, project expansions, impact of the Correctional Facility at Brush, Colorado, the new contract with Arizona Department of Corrections, 2007 productivity, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by governmental agencies and other third parties, and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s website at http://www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Cornell Companies, Inc. (www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company has 80 facilities in 16 states and a total service capacity of 18,747.

(Financial Tables Follow)

CORNELL COMPANIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenues	$89,644	$83,847
Operating expenses	69,610	65,143
Pre-opening and start-up expenses (A)	—	2,657
Depreciation and amortization	3,841	3,726
General and administrative expenses	8,358	5,112
Income from operations	7,835	7,209
Interest expense, net	6,635	5,043
Income before provision for income taxes and discontinued operations	1,200	2,166
Provision for income taxes	536	956
Income before discontinued operations	664	1,210
Discontinued operations, net of tax benefit	—	(526)
Net income	$664	$684

Earnings per share:
— Basic	$0.05	$0.05
— Diluted	$0.05	$0.05

Number of shares used in per share computation:
— Basic	13,984	13,851
— Diluted	14,246	13,953

Total service capacity (end of period) (B)	18,477	17,800
Contracted beds in operation (end of period) (B)	13,352	12,124
Average contract occupancy (B) (C)	100.3%	97.9%
Average contract occupancy excluding start-up operations (B)	100.3%	97.9%

(A)         There were no revenues associated with reported start-up expenses for each of the quarters ended March 31, 2007 and 2006.

(B)           Data presented excludes discontinued operating facilities.

(C)           Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
(in thousands)	March 31,	December 31,
	2007	2006
Cash and cash equivalents	14,981	18,529
Investment securities	10,450	11,925
Working capital	76,225	75,078
Property and equipment, net	321,767	319,064
Total assets	516,200	523,533
Long-term debt	256,085	255,471
Total debt	266,605	265,981
Stockholders’ equity	183,924	181,564

Cornell Companies, Inc.
Operating Statistics from Continuing Operations
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended March 31,
	2007		2006
		%		%
Contracted beds in operation:
Secure Institutional(A)	9,213	69%	7,913	65%
Adult Community-Based Corrections(A)	2,773	21%	2,605	22%
Juvenile(A)	1,366	10%	1,606	13%

Total	13,352	100%	12,124	100%

Number of billed man days:
Secure Institutional	845,713	60%	704,153	50%
Adult Community-Based Corrections:
Residential	247,156	17%	244,680	18%
Non-residential(B)	61,856	4%	134,790	10%
Juvenile:
Residential	116,846	8%	132,075	9%
Non-residential(B)	153,233	11%	185,007	13%
Total	1,424,804	100%	1,400,705	100%

Revenues:
Secure Institutional	$46,509	52%	$37,882	45%
Adult Community-Based Corrections:
Residential	15,351	17%	15,445	19%
Non-residential	986	1%	1,228	1%
Juvenile:
Residential	20,039	22%	22,829	27%
Non-residential	6,759	8%	6,463	8%
Total	$89,644	100%	$83,847	100%

Average revenue per diem:
Secure Institutional	$54.99		$53.80
Adult Community-Based Corrections:
Residential	$62.11		$63.12
Non-residential(B)	$15.94		$9.11
Juvenile:
Residential	$171.50		$172.85
Non-residential(B)	$44.11		$34.93
Total	$62.92		$59.86

(A)          Residential Contract Capacity Only

(B)          Non-residential “man days” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.